Exhibit 99



            Inland Affliate Buys Yuma Palms Regional Shopping Center


     OAK BROOK, Ill.--(BUSINESS WIRE)--June 13, 2006--An affiliate of The Inland Real Estate Group of Companies has purchased the Yuma Palms Regional Shopping Center for a net price of $95.7 million. Yuma Palms, the largest shopping center in southwestern Arizona, had its grand opening in 2004 and is home to such leading retailers as Dillard's, JC Penney, Target, Sam's Club and Kohl's. Yuma Palms encompasses more than one million square feet of retail space in total and is currently more than 97 percent occupied.
     Yuma Palms was developed by a joint venture between WDP Partners of Phoenix, Yuma-based Whitman Development and Dillard's, Inc of Little Rock, Arkansas.
     The Inland Real Estate Group of Companies, Inc. (referred to here collectively as "Inland"), which is headquartered near Chicago in Oak Brook, Ill., brings considerable experience and expertise to Yuma Palms. Inland-sponsored companies rank collectively as the single fastest-growing acquirer of retail property in the United States (Chain Store Age, May 2006) and the fifth-largest shopping center owner in North America (Shopping Centers Today, November 2005), with more than 120 million square feet of commercial real estate under management and managed assets in excess of $16.5 billion. This includes five shopping centers in Arizona, such as Gateway Pavilions in Avondale, Arizona and Paradise Valley Marketplace in Phoenix.
     "We are very excited to become a part of the fast-growing Yuma market," said Matthew Tice, vice president of Inland Real Estate Acquisitions, Inc., who negotiated the transaction with due diligence by Sharon Anderson-Cox and legal counsel by Scott Wilton. "This is a key regional lifestyle center, and its acquisition is the latest demonstration of our ability to close major transactions quickly, pay all cash, and manage top-flight properties nationwide."
     "Westcor has assembled a great local team to manage Yuma Palms, and the property is well regarded by tenants and shoppers alike," said Tom Lithgow, vice president of property management for Inland Continental Property Management Corp., which will now take over oversight of the center's management from Westcor Partners, a subsidiary of the Macerich Company. "We are not planning any significant changes in that respect."
     "We are very pleased with how Yuma Palms has turned out and the strong acceptance it has received from the local community," said Wally Chester of WDP Partners, the lead developer. "The sale of Yuma Palms at this time to a quality operator like Inland allows us to meet the financial objectives of our investors while insuring its ongoing stability. Yuma Palms is already making a significant contribution to the regional economy and is well positioned to serve the future needs of its growing and dynamic trade area."
     Inland is buying 496,224 square feet of the million-plus-square foot center, the total square footage of which includes several major "big box" shadow anchors - retailers that own their own spaces but which benefit the shopping center's owner by drawing traffic to the center as a whole. These shadow anchors include Target, Kohl's and Sam's Club. Among the major tenants for whom Inland will be the landlord: Best Buy, Sports Authority, PetSmart, Ross Dress for Less, Harkins Yuma Palms 14 Theatres, Linens 'n' Things, Marshall's, Bath & Body Works, and Cold Stone Creamery.

     The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com) is comprised of separate legal entities, which may be affiliates of each other, share some common ownership, or are, or were sponsored and managed by subsidiaries of Inland Real Estate Investment Corporation. These entities include independent real estate investment and financial companies doing business nationwide.


     CONTACT: The Inland Real Estate Group of Companies
              Darryl Cater, 630-218-8000 Ext. 4896
              cater@inlandgroup.com